Exhibit 99.1

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone: (651) 484-4874
Facsimile:  (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:	Richard Jahnke, President & CEO, (651) 484-4874
Bill Bartkowski, Bluefire Partners, (612) 344-1012

Angeion Corporation Reports Third Quarter FY 2003 Results

Company Reports Continued Revenue Growth

SAINT PAUL, Minn. (September 15, 2003) — Angeion Corporation (Nasdaq SC: ANGN) today reported results for its third quarter ended July 31, 2003.  Total revenue increased by 8.7% to $4.6 million, compared to $4.2 million for the three months ended July 31, 2002.  The net loss for the three months ended July 31, 2003 was $681,000, or $0.19 per share, compared to a net loss of $2.4 million, or $0.65 per share, for the three months ended July 31, 2002.  The net loss for the three months ended July 31, 2003 included a charge of $50,000 for discontinued operations, which represents the Company’s self-insurance retention requirement on a product liability policy associated with a claim for reimbursement of costs related to the previously announced premature battery depletion in certain ICD’s formerly manufactured by the Company.  The net loss for the three months ended July 31, 2002 included an impairment loss on intangible assets of $1.1 million, reorganization expenses of $273,000 and $197,000 of interest expense associated with the Company’s previously outstanding Notes.

For the nine months ended July 31, 2003, revenue was $13.7 million, an increase of 8.7% from $12.6 million reported for the comparable fiscal 2002 period.  The net loss was $1.9 million, or $0.54 per share, compared to a net loss of $5.4 million, or $1.51 per share, for the nine months ended July 31, 2003 and 2002, respectively.  The net loss for the nine months ended July 31, 2002 included an impairment loss on intangible assets of $1.1 million, reorganization expenses of $273,000, interest expense associated with the Company’s previously outstanding Notes of $1.2 million and a loss of $678,000 associated with discontinued operations.

Rick Jahnke, President and Chief Executive Officer of the Company, stated, “We are pleased with the continued improvements in the fundamentals of our business.  Our cardiorespiratory diagnostic products revenue continues to grow over the prior year and this portion of our business remains cash flow positive.  Our New Leaf health and fitness products are also showing good growth.  We are particularly pleased to have our New Leaf systems installed at several locations in two of the premier fitness club chains in the United States, Club One and The Sports Club Company.  In addition we have added multiple personal training studio installations since we introduced the New Leaf Weight Loss Training program at the IDEA World Congress personal training meeting in mid-July.”

Jahnke also noted the strength of the Company’s balance sheet at July 31, 2003.  “Even with our initial investment in the rollout of the New Leaf products, we have maintained a cash and cash equivalents balance of approximately $1.00 per share, with no debt.  We believe that we have the resources to take advantage of our market opportunities.”

A detailed discussion of the Company’s financial position, results of operations and “fresh start” accounting principles is contained in the Company’s Form 10-KSB for the ten months ended October 31, 2002, which was filed with the SEC on January 29, 2003 and the Company’s first, second and third quarter Forms 10-QSB, which were filed with the SEC on March 17, June 5, and September 15, 2003, respectively.  The Company emerged from Chapter 11 Bankruptcy after converting its outstanding debt to equity on October 25, 2002 and in early November 2002 changed its fiscal year to October 31.

Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies.  These products, marketed under the New Leaf Health and Fitness Brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through health and fitness clubs, personal training studios and other exercise facilities.  For more information about Angeion, visit www.angeion-ir.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its Medical Graphics business including its ability to develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf products including its New Leaf Weight Loss Program, (iii) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics and New Leaf products or claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to protect its intellectual property, (v) the Company’s dependence on third party vendors and (vi)  the Company’s ability to comply with Nasdaq listing requirements, including maintenance of the $1.00 per share bid price.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Transition Report on Form 10-KSB for the ten-month period ended October 31, 2002, and subsequently filed reports.

– Financials follow –

Angeion Corporation and Subsidiaries
Condensed Consolidated Financial Statements
(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2003	2002	2003	2002
Consolidated Statements of Operations
Revenue	$4,551	$4,188	$13,740	$12,639

Net loss from continuing operations	(631)	(2,351)	(1,888)	(4,728)
Loss from discontinued operations	(50)	—	(50)	(678)
Net loss	(681)	(2,351)	(1,938)	(5,406)

Net loss per share – basic and diluted	$(0.19)	$(0.65)	$(0.54)	$(1.51)

	July 31, 2003	October 31, 2002
Consolidated Balance Sheets
Cash	$3,573	$4,434
Other current assets	6,651	6,280
Equipment and intangible assets	9,362	10,414
	$19,586	$21,128

Current liabilities	$3,618	$3,222
Shareholders’ equity	15,968	17,906
	$19,586	$21,128

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